EXHIBIT 15.1

Pioneer Cannabis-For-Pets Veterinarian Dr. Katherine Kramer Will Host an Educational Webinar for Members of the Media on October 22

Just five days after the legalization of marijuana in Canada, Dr. Katherine Kramer will host an interactive webinar on what it means for pets.

VERNON, British Columbia, Oct. 17, 2018 (GLOBE NEWSWIRE) -- Members of the media who would like to learn more about cannabis for pets are invited to join Veterinarian Dr. Katherine Kramer on Monday, October 22 for a 45-minute Cannabis-for-Pets 101 educational webinar and ask-me-anything session.

Dr. Kramer is a vocal advocate for the research and therapeutic use of cannabis for animals. She is the Founding Chair of True Leaf Medicine International Ltd.’s (CSE:MJ) (OTCQB:TRLFF) (FSE:TLA) Veterinary Advisory Board, where she leads education and the research and development of therapeutic cannabis products for pets, and the Medical Director at the VCA-Canada Vancouver Animal Wellness Hospital.

During the webinar, Dr. Kramer will share:

  What is cannabis and how does it affect pets? A breakdown of the many elements of the marijuana plant, including CBD and THC, and how the plant can be used medicinally for animals.

  The challenges of legalization: With the growing popularity of medical cannabis for people suffering from pain, more pet owners today are naively administering unsafe cannabis products to their pets. What is marijuana toxicosis? What can pet owners do to keep their pets safe?

  The opportunities: Canadian veterinarians have an opportunity to lead the way in cannabis-for-pets research. But what can pet owners do today if they want to treat their pet with hemp and cannabis? How can cannabis therapies be administered safely and effectively?

Event Details

WHAT:  Cannabis-for-Pets 101 Webinar – useful information for journalists covering cannabis and pets.

WHEN:  Monday, October 22, 2018, 10:00 to 10:45 am Pacific Time.

WHO:  Dr. Katherine Kramer, DVM, Founding Chair of True Leaf Medicine International Ltd.’s Veterinary Advisory Board and Medical Director at the VCA-Canada Vancouver Animal Wellness Hospital.

HOW TO JOIN:  To join, please register for the webinar at https://attendee.gotowebinar.com/register/7201930198874757389.

IMPORTANT NOTE:  To ask a question during the ask-me-anything portion of the webinar, please follow the instructions on the screen.

If you have questions about this webinar, please contact:

Paul Sullivan
Director, Public Relations
True Leaf
Email: paul@trueleaf.com
Office: 604-685-4742
Mobile: 604-603-7358

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of the Company’s cannabis cultivation facility being built in Lumby, British Columbia. The facility is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The Company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 2,000 stores across North America and Europe.

www.trueleaf.com

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/86761b65-4935-40dc-b4fd-d08ce990497c.